UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

Item 1: On August 14, 2025, the Hartman Group distributed the following letter to shareholders:

Urgent Letter to SSP Board Members - Jack Tompkins and Jim Still

August 14, 2025

Dear Gentlemen,

Apparently, you are not fully informed regarding what is happening to our company’s assets, the poor decisions Haddock is making and how he is leading the company into a legal quagmire.

You may not have seen the letter we sent Tuesday, where we discuss the ongoing mismanagement of leasing at the properties, the sharp decline in occupancy across key assets, and the urgent need for board accountability. I strongly encourage you to read it. In addition to what is sited in the letter, the leasing broker at One Technology says that management’s inability to make timely decisions has made it nearly impossible to get leases done. The broker listing was then dropped due to lack of funding from ownership. This indecision and mismanagement is costing shareholders real value. Now, three of the six legacy properties are on the market and appear to be selling at fire-sale prices.

Haddock’s behavior has become increasingly erratic and destructive. Instead of providing oversight, the board appears to be standing by and letting him wage legal warfare that benefits no one but himself. Spending $15 million in legal fees and awarding himself 3 million shares of stock are not benefitting the shareholders. Are you afraid to confront him? This stonewalling and refusal to release basic information is not a sound legal strategy — it is illegal according to Maryland law, and it increases the liability for you. By acquiescing to this behavior, you are not only enabling it, but you are also aligning yourselves with actions that have already drawn a derivative lawsuit against the company and is creating more liability for you and the company.

The handling of the recent 3-for-1 stock split is another example of this failure. A shareholder’s advisor questioned why their client had not received the additional shares, and Haddock’s office responded with the claim that the shareholder was acting “in concert” with the Hartman Group and had triggered provisions of the rights agreement, voiding their rights. This accusation was made without evidence and appears to be nothing more than sloppy bookkeeping used as an excuse to withhold shares from rightful owners. Are you aware that shareholders are being denied stock on the basis of unsubstantiated claims? As a result of this, Haddock and others get more stock.

The shareholder vote on the 29th is a clear and direct request from the shareholders of this company. You have hired an inspector of elections, and it is your obligation to allow this process to proceed without delay. Any attempt to cheat or interfere with this vote, including filing additional lawsuits or extending the date again, would be a blatant disregard for shareholder’s desires. Once the votes are counted and a new board is elected, you must step aside immediately without delay, ensuring shareholders are not forced to bear additional legal costs or suffer further destruction of value. Many shareholders I have spoken with are already prepared to pursue a class action lawsuit against you personally if this continues.

Shareholders deserve leadership that acts in their best interest. Right now, the board’s silence and inaction signal the opposite. Haddock’s shenanigans are damaging this company’s value, and your unwillingness to intervene is allowing that damage to increase. The question every shareholder is asking is: where is your leadership?

Please join the shareholder call today at 3:00 PM CST to address Silver Star shareholders directly and provide the answers they deserve. This is your opportunity to address concerns and show that the board is willing to face its shareholders.

Proverbs 4:18-19 (NASB-NIV)

Sincerely,

Al Hartman

The Hartman Shareholder Alliance

Item 2: Also on August 14, 2025, the Hartman Group distributed a presentation to shareholders, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

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Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.